UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2020

Performance Food Group Company
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37578	43-1983182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia		23238
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 484-7700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PFGC	New York Stock Exchange

ITEM 2.02. RESULTS OF OPERATIONS.

The information set forth in Item 8.01 below is incorporated herein by reference.

ITEM 8.01. OTHER EVENTS.

On April 15, 2020, Performance Food Group Company (the “Company,” “we,” “our,” or “us”) issued a press release, which is attached hereto as Exhibit 99.1, to announce that it has commenced a public offering of an aggregate of 11,500,000 shares of its common stock (the “Equity Offering”). In addition, set forth below are certain updates with respect to the Company’s business and results of operations included in the preliminary prospectus supplement for the Equity Offering.

COVID-19

The unprecedented impact of the novel strain of the coronavirus (COVID-19) identified in late 2019 has grown throughout the world, including in the United States, and governmental authorities have implemented numerous measures attempting to contain and mitigate the effects of the virus, including travel bans and restrictions, quarantines, shelter in place orders, shutdowns and social distancing requirements. These measures have adversely affected and may further adversely affect the Company’s workforce and operations and the operations of its customers and suppliers. We and our distribution centers have experienced instances of reduced operations, including reduced operating hours, and in markets where governments have imposed restrictions on travel outside of the home, or where customers are practicing social distancing, many of our customers, including restaurants, schools, hotels, movie theaters, and business and industry locations, have reduced or discontinued operations, which has and is expected to continue to adversely affect demand in the foodservice industry, including demand for our products and services. As a result of these uncertainties, we have withdrawn our full year 2020 outlook that was previously disclosed.

We have taken several actions to support the customers and communities we serve, to engage our workforce in new ways and to manage our cost base. Given the reduced or discontinued operations of many of our customers, especially restaurant customers, and the adverse impact on our total sales, we are focusing on expanding our customer base by building out our distribution capabilities to grocery locations and supporting our existing restaurant customer base. As part of these efforts, we have signed agreements with 23 new retail partners to-date, signed a new business agreement with restaurant chains to service over 400 locations in the Northeast, expanded our grocery distribution to approximately 480 new grocery locations, and commenced other initiatives designed to assist our customers in the transition to higher volumes in take-out and delivery and provide guidance in the areas of employee management and business strategy, including resources to facilitate securing small business loans.  We have also actively taken steps to protect the health of our workforce, our customers and community, including by entering into new partnerships to support on-line ordering for our customers through several third-party delivery operators, providing online access to free safety training courses, and continuing and expanding our partnerships with local foodbanks to address the growing food insecurity across the country. We also believe opportunities will arise for further share gains in core and adjacent categories.

In addition, we have focused and are continuing to focus on financial measures to enhance our liquidity profile, as we believe the reduced or discontinued operations of many of our customers will continue to adversely affect demand for our products and services, which will have a negative impact on our financial results for the quarter ended March 28, 2020 and is expected to have a material negative impact on our financial results for an inherently uncertain period of time. Actions we have taken with the goal of maintaining financial liquidity and flexibility have included halting non-essential capital expenditure activities, managing costs, suspending our share repurchase program, furloughing or eliminating approximately 3,000 positions across our organization and loaning over 1,100 associates to grocery retail partners to help maintain food supply, as well as deferring 25% of our senior management’s base compensation and 25% of the cash fees to our directors for the period commencing April 6, 2020 through December 31, 2020.  Given the uncertainties associated with the severity and duration of the outbreak, we have also drawn $400 million under our Third Amended and Restated Credit Agreement dated May 17, 2019 (the “ABL Facility”) and, in addition to the Equity Offering, are considering several debt financing alternatives, including entry into a short-term debt facility, and continue to work with our banking partners and potential financing sources to explore opportunities to raise additional funds and further strengthen our liquidity. Such financings may be in the form of secured or unsecured loans or issuances of debt securities, and there can be no assurance as to the timing, amount or mix of financing alternatives, or whether we will obtain financing on terms favorable to us, or at all.

We continue to evaluate measures to lessen the adverse impact of COVID-19 on our operations and support our customers and partners. However, there is no certainty that such measures, or measures that we have already taken, will be successful in mitigating the numerous operational, health and financial risks posed by the virus and it may be necessary to further modify our business practices in the future, which could have a further material and adverse impact on our results of operations and financial condition.

Estimated Third Quarter 2020 Financial Results

The following presents selected preliminary unaudited financial results as of, and for, the three months ended March 28, 2020. Our consolidated financial statements as of, and for, the three months ended March 28, 2020, are not yet available. The following information reflects our preliminary estimates based on currently available information. We have provided ranges, rather than specific amounts, for the preliminary results described below primarily because our financial closing procedures for the three months ended March 28, 2020, are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates within the ranges described below. We expect to complete our closing procedures with respect to the quarter ended March 28, 2020 after the completion of the Equity Offering. The estimates were prepared by our management, based upon a number of assumptions, in connection with preparation of our financial statements and completion of our preliminary review for the quarter ended March 28, 2020. Additional items that would require material adjustments to the preliminary financial information may yet be identified. In addition, our estimated ranges of net loss and Adjusted EBITDA for the three months ended March 28, 2020 exclude the impact of certain income and expense items which have not been fully reviewed by management and are subject to further adjustments, some of which may be material.

The following also presents selected preliminary estimated unaudited financial results on a weekly basis based on information available to us at this time. We do not prepare financial results on a weekly basis and weekly financial information may be subject to substantial adjustments and modifications on review and preparation of our quarterly financial statements. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. These estimates and non-GAAP measures, including Adjusted EBITDA, should not be viewed as a substitute for interim financial statements prepared in accordance with U.S. GAAP. In addition, the preliminary results are not necessarily indicative of the results that may be reported for the remainder of fiscal 2020 or any future periods. Our independent registered public accounting firm has not conducted a review of, and does not express an opinion or any other form of assurance with respect to, these preliminary estimates. In addition, results for the three months ended March 30, 2019 are not presented on a pro forma as adjusted basis giving effect to our acquisition of Reinhart Foodservice, L.L.C. that closed on December 30, 2019 (the “Reinhart Acquisition”) and the related financing transactions.

For the three months ended March 28, 2020, we expect to report net sales in the range of $6,990 million to $7,000 million, as compared to $4,689 million for the three months ended March 30, 2019, net loss in the range of $39 million to $47 million, as compared to net income of $32.3 million for the three months ended March 30, 2019 and Adjusted EBITDA in the range of $120 million to $130  million, as compared to $106.1 million for the three months ended March 30, 2019. Although we believe that our business was largely performing in line with guidance through mid-March, we experienced a reduction of approximately 50% in net sales over the last two weeks of our third quarter relative to the same period in the prior year (on a pro forma basis giving effect to the Reinhart and Eby-Brown acquisitions as if they had taken place on January 1, 2019). This trend has continued into April and we expect reduced sales will continue into our fourth quarter and beyond and as the pandemic continues. The expected decrease in our net sales, net income and Adjusted EBITDA compared to the prior periods is primarily due to a decrease in customer demand for our products and industry demand as a result of the measures being taken to reduce the spread of COVID-19, partially offset by relative resilience in the convenience store channel. We expect that the increased proportion of sales from Vistar will lead to contracted margins due to the lesser margins from this business line relative to our other business lines. Additionally, as of March 28, 2020, we estimate that we had cash of approximately $372 million and an aggregate principal amount of debt outstanding of $3,427 million, which includes $1,809 million of borrowings under our ABL Facility (with an estimated $849 million of availability remaining under our ABL Facility as of March 28, 2020). We also estimate that we had $1.8 billion in inventory, $1.3 billion in accounts receivable and $1.4 billion in accounts payable as of March 28, 2020.

As we adjust our inventory levels, including our increased inventory resulting from the Reinhart Acquisition, to meet new demand levels, reduced cash expenditures are expected to support overall liquidity. We anticipate continuing to reduce cash expenditures on inventory in the fourth quarter based on recent sales levels and expected trends. If revenue and cash flow trends (including our ability to realize on accounts receivable) from the last two weeks of March persist in the fourth quarter, we believe we will be well-positioned to manage anticipated ongoing constraints on the operational environment given our current liquidity position. We expect the near-term cash flow benefit from reducing our inventory levels to be reversed to the extent increased sales lead us to increase our working capital. The additional capital from the Equity Offering, our balance sheet and potential borrowings under our ABL Facility or other debt financing alternatives should provide us with incremental flexibility to invest in such increases in working capital and to potentially take advantage of near-term competitive market dynamics and grow our market share.

Non-GAAP Financial Presentation

We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net income. Adjusted EBITDA excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, impairment charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. As noted, this reconciliation is to preliminary net income and management has not completed its review of these items; therefore, actual results could differ significantly. The following table reconciles the mid-point of the preliminary Adjusted EBITDA range of $120 million to $130 million to the midpoint of the preliminary net loss range of $39 million to $47 million for the three months ended March 28, 2020:

Three Months Ended March 28, 2020
(In millions)
Net loss	$(43)
Interest expense	35
Income tax benefit	(21)
Depreciation, amortization of intangible assets and other non-cash items (1)	103
Acquisition, integration and reorganization (2)	37
Productivity initiatives and other adjustment items (3)	14
Adjusted EBITDA	$125

(1)
Other non-cash items includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation expense was $5.2 million for the third quarter of fiscal 2020.

(2)	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.

(3)
Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Performance Food Group Company, dated April 15, 2020

104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: April 15, 2020	By:	/s/ A. Brent King
A. Brent King
Senior Vice President, General Counsel and Secretary